Exhibit 99.1

    Jacuzzi Brands Announces Fourth Quarter and Full Year Financial Results

    WEST PALM BEACH, Fla.--(BUSINESS WIRE)--Dec. 9, 2004--Jacuzzi
Brands, Inc. (NYSE: JJZ):


   Q4 FY 2004 Highlights vs. Q4 FY 2003:

   --  Net Sales Increased 5.0% to $343.7 Million

   --  Operating Income Up 78.7% to $22.7 Million

   --  Net Earnings Rose to $0.07 Per Share from a Net Loss of $0.22
       Per Share

   --  Net Debt Decreased by $36.7 million to $432.2 million

    Jacuzzi Brands, Inc. (NYSE: JJZ), a leading global producer of branded bath and plumbing products for the residential, commercial and institutional markets, today announced earnings for the fourth quarter ended October 2, 2004. Net sales for the quarter increased 5.0% to $343.7 million compared with net sales of $327.4 million for the fourth quarter of fiscal 2003. Operating income for the quarter increased 78.7% to $22.7 million compared with operating income of $12.7 million for the fourth quarter of fiscal 2003. Net earnings for the quarter improved to $5.5 million, or $0.07 per share, from a net loss of $16.3 million, or $0.22 per share, in the fourth quarter of fiscal 2003.
    The increase in fiscal 2004 fourth quarter sales includes a $9.3 million benefit from favorable currency exchange rates, while the increase in fiscal 2004 fourth quarter operating income includes a $1.0 million benefit. Fiscal 2004 fourth quarter operating income includes $13.7 million of restructuring charges, while fiscal 2003 fourth quarter operating income includes $11.6 million of restructuring charges and $2.5 million of charges related to a note write-off. Fiscal 2004 fourth quarter net earnings includes restructuring charges of $8.2 million, net of tax, or $0.11 per share. Fiscal 2003 fourth quarter net earnings includes restructuring charges of $7.1 million, net of tax, or $0.09 per share, a note write-off of $1.5 million, net of tax, or $0.02 per share, and debt restructuring costs of $11.7 million, net of tax, or $0.16 per share.

    Bath Products -


                                    3 Months Ended      Year Ended
                                  October  September October September
                                  2, 2004  27, 2003  2, 2004 27, 2003
                                 ---------- -------- ------- ---------
                                             (in millions)
Net Sales                           $236.3   $229.4  $934.4    $813.9
Operating Income (loss)             $  3.5   $ (9.8) $ 26.5    $  7.4
Capital Expenditures                $  9.1   $  6.0  $ 17.5    $ 14.5
Depreciation & Amortization         $  4.1   $  4.3  $ 15.4    $ 14.5


    Fiscal 2004 fourth quarter sales of $236.3 million increased 3.0% over fiscal 2003 fourth quarter sales, led by higher sales of domestic whirlpool baths, reflecting strong performance in both jetted and non-jetted baths. Sales in the European market were also strong, primarily due to growth in the home center sector. Favorable currency exchange rates contributed $9.3 million to the fourth quarter sales increase. The favorable currency exchange rates benefit was offset by lower sales at Eljer due to the rationalization of its unprofitable product lines and softness in the domestic spa business.
    Fiscal 2004 fourth quarter operating income increased by $13.3 million to $3.5 million due primarily to strong sales growth in the whirlpool bath business, and margin growth in both the domestic spa and whirlpool bath businesses. Operating income includes restructuring charges of $13.7 million in the fourth quarter of fiscal 2004 and $14.6 million in the fourth quarter of fiscal 2003. Operating income as a percentage of sales increased from 2.1% to 7.3% after adding back the fiscal 2003 and fiscal 2004 fourth quarter restructuring charges. Fiscal 2004 fourth quarter restructuring charges consisted of:

    -- $10.1 million in asset impairment, pension curtailment and other related charges related to the previously announced decision to close Eljer's Tupelo, Mississippi sanitary ware plant, which is expected to be completed by June 2005;

    -- $2.1 million related to the downsizing of the Ford City, Pennsylvania plant, which is expected to be substantially completed by the end of December 2004;

    -- $0.2 million related to the closure of the Salem, Ohio plant, which ceased production in May 2004; and

    -- $1.3 million related to the continued consolidation of administrative functions into the Dallas, Texas shared services center.

    The fiscal 2003 restructuring charges primarily related to the closing of the Salem, Ohio plant and the Plant City, Florida spa facility.
    Fourth quarter operating results also benefited from favorable exchange rates, which increased earnings in the fourth quarter of fiscal 2004 by $1.0 million in comparison with the fourth quarter of fiscal 2003.

    Plumbing Products -


                                    3 Months Ended       Year Ended
                                 October  September October  September
                                  2, 2004  27, 2003  2, 2004 27, 2003
                                 ---------- -------- ------- ---------
                                              (in millions)
Net sales                            $83.3    $73.5  $308.0    $276.6
Operating Income                     $17.5    $16.2  $ 60.7    $ 62.1
Capital Expenditures                 $ 1.4    $ 0.6  $  3.5    $  1.7
Depreciation & Amortization          $ 1.3    $ 1.8  $  5.3    $  5.8

    Sales in the Plumbing Products segment increased 13.3% in the fourth quarter of fiscal 2004 from the comparable prior year period. Sales growth, on a percentage basis, exceeded that of the industry. Sales increased across all product lines primarily due to a slight rebound in the U.S. commercial and institutional construction market coupled with favorable pricing, product innovations and a continuation of the targeted marketing programs. The PEX and Commercial Brass product lines experienced the strongest sales growth, which was driven by superior sensor technology and the market's continued conversion of copper pipe to PEX tubing in plumbing applications.
    Operating income for the fourth quarter of fiscal 2004 increased 8.0% to $17.5 million. Strong sales volume and favorable pricing more than offset higher scrap iron and steel costs. The Company implemented initiatives targeting procurement and finished product pricing to offset the increased raw material costs. As a result, operating margins decreased by only 1% from 22% in the fourth quarter of fiscal 2003 to 21% in the fourth quarter of fiscal 2004.

    Rexair -


                                   3 Months Ended       Year Ended
                                  October  September October September
                                  2, 2004  27, 2003  2, 2004  27, 2003
                                 ---------- -------- ------- ---------
                                             (in millions)
Net Sales                            $24.1    $24.5  $104.8    $102.1
Operating Income                     $ 7.2    $ 7.2  $ 27.3    $ 26.6
Capital Expenditures                 $ 0.5    $ 1.2  $  1.5    $  2.9
Depreciation & Amortization          $ 0.8    $ 0.7  $  3.3    $  3.5

    Rexair's sales and operating income for the fourth quarter of fiscal 2004 were essentially flat compared to the same period of the prior year. Rexair completed the rollout of the new e(2) RAINBOW(TM) vacuum cleaner system in the second quarter of fiscal 2004.

    Corporate Expenses and Other - Corporate expenses increased to $5.5 million in the fourth quarter of fiscal 2004 from $0.9 million in the fourth quarter of fiscal 2003. A favorable adjustment of $3.2 million was recorded in the fourth quarter of fiscal 2003 reversing previously established reserves for vacant leased space now occupied by the shared services center in Dallas, Texas. Corporate expenses in the fourth quarter of fiscal 2004 reflected reduced pension income due to a lower discount rate, increased consulting fees, increased costs associated with Sarbanes-Oxley compliance and amortization associated with the restricted stock issued in conjunction with an option exchange offer.
    Interest expense in the fourth quarter of fiscal 2004 was down $1.6 million from the fourth quarter a year ago reflecting the Company's reduced debt levels and lower interest rates realized as a result of the July 2003 refinancing and the June 2004 bank amendment. Total debt (notes payable, current maturities of long-term debt and long-term debt) at October 2, 2004 of $471.8 million has been reduced from September 27, 2003 levels of $500.1 million. Net debt (total debt of $471.8 million at October 2, 2004 and $500.1 million at September 27, 2003 less cash and cash equivalents of $39.6 million at October 2, 2004 and $31.2 million at September 27, 2003) decreased from $468.9 million to $432.2 million at October 2, 2004. Free cash flow (cash flow from operating activities of $44.6 million less capital spending, net of asset sales,c of $17.0 million) was $27.6 million for fiscal 2004. The decrease in debt combined with increased earnings continues to move the Company closer towards its goal of achieving investment grade ratios.
    Other expenses, net, decreased $20.6 million to $2.4 million in the fourth quarter of fiscal 2004 as compared to the fourth quarter of fiscal 2003. The fourth quarter of fiscal 2003 included a charge of $19.2 million related to the Company's July 2003 refinancing and debt restructuring.

    Fiscal Year Summary -

    Net sales for fiscal 2004 were up 13.0% to $1.35 billion as compared to net sales of $1.19 billion for fiscal 2003. The increase was the result of strong sales in the Bath Products and Plumbing Products segments. The increase in the Bath Products segment resulted from continued growth in the domestic spa and bath businesses, due to an expanded specialty retailer base, as well as growth in the European bath and sink businesses, which was primarily the result of continued higher sales to the home center channel. Fiscal 2004 sales in the Bath Products segment also included a $38.3 million benefit from favorable currency exchange rates. Sales growth in the Bath Products segment was partially offset by an approximate 12% decrease in sales at Eljer, as a result of the rationalization of unprofitable product lines.
    The increase in Plumbing Products segment sales was the result of continued market penetration, particularly in the PEX and Commercial Brass product lines. Sales in these product lines were driven by superior sensor technology and the market's continued conversion of copper pipe to PEX tubing. Fiscal 2003 sales in the Plumbing Products segment included an $8.6 million sale of a technology license.
    Fiscal 2004 earnings from continuing operations of $0.38 per share includes restructuring charges of $22.3 million ($13.6 million, net of tax) or $0.18 per share. The Company reported fiscal 2004 earnings before restructuring of $0.56 per share (see attached reconciliation). For the year, the Bath Products segment increased operating margins before restructuring by 260 basis points, from 2.7% to 5.3% of sales, above the Company's goal of 150 - 200 basis points in improvement per year.
    The Company expects to incur additional restructuring charges of approximately $6.6 million, ($4.4 million, net of tax), or $0.06 per share in fiscal 2005 related to the Tupelo, Ford City, Salem and shared services initiatives. Each of these actions is part of the Company's previously announced ongoing initiatives to improve the operating performance of the Bath Products segment.

    Outlook

    David H. Clarke, Chairman and Chief Executive Officer of Jacuzzi Brands, Inc., stated, "We are very pleased with the results at each of our businesses during fiscal 2004. Over the past few months, we have been experiencing a degree of sales softness in some areas particularly in our domestic spa business. Margins have been hurt by commodity price increases but these costs will be offset in future periods by low cost sourcing initiatives and by price increases agreed with our customers. These factors were taken into account in our previously announced fiscal 2005 outlook of $0.67 to $0.71 per diluted share. We remain committed to our growth which will be supported by the introduction of innovative new products and an adherence to the highest standards of quality and customer service."
    As previously announced, the Company expects to report net earnings for its fiscal year ending September 30, 2005 of between $0.61 to $0.65 per diluted share, which will include restructuring charges of $0.06 per diluted share related to plant closings and other actions initiated during fiscal 2004. Excluding these charges, net earnings for fiscal 2005 are expected to be in a range of $0.67 per diluted share to $0.71 per diluted share.

    Conference Call

    The Company will host a conference call on December 9, 2004 at 11:00 am (Eastern Daylight Time) to review the operating results. The dial-in number is (630) 395-0023. The pass code to participate is "2835156" and the leader's name is David Clarke. A replay of the call will be available through January 8, 2005 by calling (402) 220-3904. The call will be webcast by CCBN. Individual investors can listen to the call through CCBN's individual investor center at www.companyboardroom.com and institutional investors can access the call via CCBN's password protected event management site, Street Events at www.streetevents.com, through January 8, 2005.
    Jacuzzi Brands, Inc., through its subsidiaries, is a global manufacturer and distributor of branded bath and plumbing products for the residential, commercial and institutional markets. These include whirlpool baths, spas, showers, sanitary ware and bathtubs, as well as professional grade drainage, water control, commercial faucets and other plumbing products. We also manufacture premium vacuum cleaner systems. Our products are marketed under our portfolio of brand names, including JACUZZI(R), SUNDANCE(R), ELJER(R), ZURN(R), ASTRACAST(R) and RAINBOW(R). Learn more at www.jacuzzibrands.com.
    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's current expectations with respect to future market conditions, future operating results and other plans. Words such as "expects," "intends," "anticipates," "plans," "projects," "probably," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. In particular, various economic and competitive factors, including those outside our control, such as interest rates, foreign currency exchange rates, inflation rates, instability in domestic and foreign financial markets, acts of war, terrorist acts, outbreaks of new diseases, consumer spending patterns, energy costs and availability, freight costs, availability of consumer and commercial credit, adverse weather, levels of residential and commercial construction, changes in raw material and component costs, and the credit worthiness of our customers, insurers, and investees, and other factors contained in the Company's filings with the Securities and Exchange Commission could cause our actual results in fiscal 2005 and in future years to differ materially from those expressed in this press release.
    Jacuzzi Brands, Inc. prepares its financial statements in accordance with accounting principles generally accepted in the United States (GAAP). Adjusted earnings (loss) from continuing operations, adjusted operating income margin, free cash flow, earnings (loss) before restructuring and the forecasted fiscal 2005 net earnings per share excluding restructuring charges are non-GAAP financial measures, which exclude certain charges and gains. Items excluded from earnings
(loss) from continuing operations to arrive at adjusted earnings
(loss) from continuing operations include, but are not limited to, a one time technology sale, asset impairment charges, restructuring charges, note write-downs not related to current operations, debt restructuring costs, a tax benefit and related interest income from an IRS audit settlement and other non-operating gains and charges, net of tax. Adjusted operating income margin and earnings (loss) before restructuring excludes restructuring charges. Free cash flow excludes capital spending, net of asset sales from cash flow from operating activities. The forecasted fiscal 2005 net earnings per share excluding restructuring charges excludes restructuring charges to be incurred in fiscal 2005. Adjusted earnings (loss) from continuing operations, adjusted operating income margin and related per share information, along with free cash flow, earnings (loss) before restructuring and forecasted net earnings per share excluding restructuring charges, are key measures used by management to evaluate its operations. Management does not consider the items excluded from the non-GAAP measures of operating performance to be normal operating costs/gains and therefore, excludes them from the evaluation of the Company's operating performance. Adjusted earnings (loss) from continuing operations, adjusted operating income margin, free cash flow, earnings (loss) before restructuring and the forecasted fiscal 2005 net earnings per share excluding restructuring charges, should not be considered measures of financial condition or performance in isolation or as an alternative to earnings (loss) from continuing operations, operating income margin, cash flow from operations, net earnings (loss), or earnings per share from continuing operations as reported in the Balance Sheets and Statements of Earnings (Loss) in accordance with GAAP, and as presented, may not be comparable to similarly titled measures of other companies. Items excluded from earnings (loss) from continuing operations, operating income margin, cash flow from operations, earnings per share from continuing operations and the forecasted earnings per share are significant components in understanding and assessing financial performance.


                         Jacuzzi Brands, Inc.
            Condensed Consolidated Statements of Operations
                 (in millions, except per share data)

                               Three Months Ended      Year Ended
                              ---------------------------------------
                              October  September  October  September
                              2, 2004  27, 2003    2, 2004  27, 2003
                                ------   ------  --------  --------
                                  (unaudited)

Net sales                         $343.7   $327.4  $1,347.2  $1,192.6
Operating costs and expenses:
Cost of products sold              237.9    235.2     934.3     834.4
Selling, general and
 administrative expenses            69.4     68.8     294.1     258.0
Restructuring charges               13.7     10.7      22.3      19.0
                                   ------   ------  --------  --------

Operating income                    22.7     12.7      96.5      81.2

Interest expense                   (12.2)   (13.8)    (50.6)    (60.7)
Interest income                      0.9      0.8       4.7       2.1
Other expense, net                  (2.4)   (23.0)     (2.9)    (26.5)
                                   ------   ------  --------  --------

Earnings (loss) before income
 taxes                               9.0    (23.3)     47.7      (3.9)
(Provision for) benefit from
 income taxes                       (3.5)     7.9     (18.6)     14.0
                                   ------   ------  --------  --------

Earnings (loss) from
 continuing operations               5.5    (15.4)     29.1      10.1
                                   ------   ------  --------  --------

Discontinued operations:
Loss from operations (net of
 tax benefit of
$0.6 for the three months
 ended September 27,
2003; $0.2 and $1.1 for
 fiscal years 2004
and 2003, respectively)                -     (0.9)     (0.6)     (1.3)
Impairment loss (net of tax
 benefit of $6.5)                      -        -         -     (39.9)
                                   ------   ------  --------  --------
Loss from discontinued
 operations                            -     (0.9)     (0.6)    (41.2)
                                   ------   ------  --------  --------

Net earnings (loss)               $  5.5   $(16.3) $   28.5  $  (31.1)
                                   ======   ======  ========  ========

Basic earnings (loss) per
 share:
Continuing operations             $ 0.07   $(0.21) $   0.39  $   0.14
Discontinued operations                -    (0.01)    (0.01)    (0.56)
                                   ------   ------  --------  --------
                                  $ 0.07   $(0.22) $   0.38  $  (0.42)
                                   ======   ======  ========  ========
Diluted earnings (loss) per
 share:
Continuing operations             $ 0.07   $(0.21) $   0.38  $   0.14
Discontinued operations                -    (0.01)    (0.01)    (0.56)
                                   ------   ------  --------  --------
                                  $ 0.07   $(0.22) $   0.37  $  (0.42)
                                   ======   ======  ========  ========



                         Jacuzzi Brands, Inc.
                 Condensed Consolidated Balance Sheets
                             (in millions)

                                              October 2, September 27,
                                                 2004         2003
                                              ----------- ------------

                   ASSETS
Current assets:
Cash and cash equivalents                    $      39.6 $       31.2
Trade receivables, net                             247.7        229.6
Inventories                                        195.4        165.0
Deferred income taxes                               30.3         15.5
Assets held for sale                                 3.6         16.8
Other current assets                                23.7         30.1
                                              ----------- ------------

Total current assets                               540.3        488.2

Property, plant and equipment, net                 124.9        129.7
Pension assets                                     150.3        148.3
Insurance for asbestos claims                      171.0        160.0
Goodwill                                           281.7        283.1
Other intangibles, net                              59.7         60.8
Other non-current assets                            43.9         66.7
                                              ----------- ------------
TOTAL ASSETS                                 $   1,371.8 $    1,336.8
                                              =========== ============

          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable                                $      21.1 $       23.5
Current maturities of long-term debt                 3.9         25.2
Trade accounts payable                             123.7        102.3
Income taxes payable                                18.3         10.8
Liabilities associated with assets held for
 sale                                                  -          8.7
Accrued expenses and other current
 liabilities                                       134.4        128.2
                                              ----------- ------------

Total current liabilities                          301.4        298.7

Long-term debt                                     446.8        451.4
Deferred income taxes                               25.1         26.2
Asbestos claims                                    171.0        160.0
Other non-current liabilities                      138.4        144.8
                                              ----------- ------------

Total liabilities                                1,082.7      1,081.1

Commitments and contingencies
Stockholders' equity                               289.1        255.7
                                              ----------- ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $   1,371.8 $    1,336.8
                                              =========== ============



                         Jacuzzi Brands, Inc.
                   Supplemental Segment Information
                             (in millions)

                   Bath      Plumbing          Corporate  Consolidated
                 Products    Products  Rexair  and Other     Total
                ---------   --------- ------- ---------- -------------
Net Sales
Fourth
 Quarter   2004   $236.3      $ 83.3  $ 24.1     $    -      $  343.7
           2003    229.4        73.5    24.5          -         327.4
Year to
 Date      2004   $934.4      $308.0  $104.8     $    -      $1,347.2
           2003    813.9       276.6   102.1          -       1,192.6
----------------   ---------   ------- -------    -------     --------
Total Operating
 Income (Loss)
Fourth
 Quarter   2004   $  3.5      $ 17.5  $  7.2     $ (5.5)     $   22.7
           2003     (9.8)       16.2     7.2       (0.9)         12.7
Year to
 Date      2004   $ 26.5      $ 60.7  $ 27.3     $(18.0)     $   96.5
           2003      7.4        62.1    26.6      (14.9)         81.2
----------------   ---------   ------- -------    -------     --------
Capital
 Expenditures
Fourth
 Quarter   2004   $  9.1      $  1.4  $  0.5     $  0.2      $   11.2
           2003      6.0         0.6     1.2          -           7.8
Year to
 Date      2004   $ 17.5      $  3.5  $  1.5     $  0.8      $   23.3
           2003     14.5         1.7     2.9        0.1          19.2
----------------   ---------   ------- -------    -------     --------
Depreciation and
 Amortization
Fourth
 Quarter   2004   $  4.1      $  1.3  $  0.8     $  1.2      $    7.4
           2003      4.3         1.8     0.7        0.1           6.9
Year to
 Date      2004   $ 15.4      $  5.3  $  3.3     $  2.4      $   26.4
           2003     14.5         5.8     3.5        0.8          24.6
----------------   ---------   ------- -------    -------     --------
Restructuring Charges Included In
 Operating Income (Loss)
Fourth
 Quarter   2004   $ 13.7      $    -  $    -     $    -      $   13.7
           2003     14.6 (1)       -       -       (3.0)         11.6
Year to
 Date      2004   $ 22.9      $    -  $    -     $ (0.6)         22.3
           2003     14.6 (1)       -       -        5.3          19.9
----------------   ---------   ------- -------    -------     --------

(1) Quarter ended and Year to Date September 2003 includes $0.9 million recorded in cost of products sold.



                         Jacuzzi Brands, Inc.
        Computation of Adjusted Earnings (Loss) from Continuing
                              Operations
                 (in millions, except per share data)

                                          3 Months Ended  Year ended
                                           October 2,      October 2,
                                             2004           2004
                                          ----------------------------
                                              $   EPS      $    EPS
                                           ----- ------- ----- -------
Earnings from continuing operations       $  5.5 $ 0.07 $ 29.1 $ 0.38

Restructuring charges, net of tax            8.2   0.11   13.6   0.18

                                          ------- ------ ------ ------
Earnings before restructuring               13.7   0.18   42.7   0.56
                                           ------ ------ ------ ------

Other Adjustments, net of tax:

Notes write-off (1)                            -      -    2.5   0.03

Interest income on tax settlement, net of
 tax                                           -      -   (1.5) (0.02)

Non-operating asset gains                      -      -   (2.0) (0.02)
                                           ------ ------ ------ ------
Adjusted earnings from continuing
 operations                               $ 13.7 $ 0.18 $ 41.7 $ 0.55
                                           ====== ====== ====== ======

                                          3 Months Ended   Year ended
                                          September 27,  September 27,
                                               2003          2003
                                          ----------------------------
                                              $   EPS       $   EPS
                                           ----- ------- ----- -------
(Loss) earnings from continuing
 operations                               $(15.4)$(0.21)$ 10.1 $ 0.14

Restructuring charges, net of tax            7.1   0.09   12.1   0.16

                                          ------- ------- ------ -----
(Loss) earnings before restructuring        (8.3) (0.12)  22.2   0.30
                                           ------ ------ ------ ------

Tax benefit from IRS audit settlement          -      -  (13.6) (0.18)

Other Adjustments, net of tax:

Note write-off (1)                           1.5   0.02    1.5   0.02

Technology sale                                -      -   (5.2) (0.07)

Non-operating asset gain                       -      -   (2.1) (0.03)

Debt restructuring costs                    11.7   0.16   13.1   0.18

                                           ----- ------ ------ -------
Adjusted earnings (loss) from continuing
 operations                               $  4.9 $ 0.06 $ 15.9 $ 0.22
                                           ====== ====== ====== ======

   (1) Notes were from Brazilian customers.



                          Jacuzzi Brands Inc.
    Computation Of Adjusted Operating Income Margin - Bath Products
                             (in millions)

              3 Months Ended 3 Months Ended  Year Ended   Year Ended
                 October 2,   September 27,  October 2,  September 27,
                    2004          2003          2004         2003
                 ------------ -------------- ------------ ------------
Sales            $236.3  100% $229.4    100% $934.4  100% $813.9  100%
                  ====== ====  ====== ======  ====== ====  ====== ====

Operating income
 (loss)             3.5  1.5%   (9.8) (4.3%)   26.5  2.8%    7.4  0.9%
Restructuring
 charges           13.7  5.8%   14.6    6.4%   22.9  2.5%   14.6  1.8%
                  ------ ----  ------ ------  ------ ----  ------ ----

Adjusted
operating income $ 17.2  7.3% $  4.8    2.1% $ 49.4  5.3% $ 22.0  2.7%
                  ====== ====  ====== ======  ====== ====  ====== ====

    CONTACT: Jacuzzi Brands, Inc.
             Diana Burton, 561/514-3850
             or
             Investor Relations Firm:
             The Equity Group Inc.
             Devin Sullivan, 212/836-9608